Calculation of Filing Fee Table

424(b)(3)

(Form Type)

National Rural Utilities Cooperative Finance Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Calculation Fee or Forward Carry Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.750% Subordinated Notes (Subordinated Deferrable Interest Notes) Due December 15, 2054	457(r)	$6,671,000.00	100%	$6,671,000.00	0.0001531	$1,021.33

	Total Offering Amount					$6,671,000.00
	Net Fee Due							$1,021.33